Press Release Source:	Acrongenomics, Inc.

Acquisition Stake with Molecular Vision Completed;
Acrongenomics Enters a New Era

Wednesday November 19, 2008, 3:47 pm EST

LONDON--(BUSINESS WIRE)--Acrongenomics, Inc. (OTCBB:AGNM - News) are pleased to announce that the restructuring of our relationship with Molecular Vision Limited (an Imperial College London spin-out company) as first announced on August 21, 2008, is now fully and finally completed.

As a result, Acrongenomics becomes the largest single shareholder in Molecular Vision, with an approximately 28% ownership. Thus, Acrongenomics acquires a significant stake in the Molecular Vision technology and its current patents. Until August 19, 2008, we had been operating pursuant to a Development Agreement originally dated May 23, 2006 and amended thereafter, whereby we funded with approximately US $4 million the development of the Point of Care device of Molecular Vision in specific medical diagnostics fields, in return for a license to commercialize and sell that device. Under formal agreements dated November 13, 2008, we and Molecular Vision terminated the Development Agreement.

In addition to and regardless of its shareholding in Molecular Vision, Acrongenomics is entitled to two separate forms of royalties: i) 5% on indirect license fee sales (i.e. sales from any other company) and 0.5% on direct product sales received by Molecular Vision for products based on Molecular Vision’s current suite of patents regarding any and all medical diagnostics; and ii) 3% on indirect license fee sales and 0.3% on direct product sales received by Molecular Vision for products in all other fields of application based on Molecular Vision’s current suite of patents. Taking into account the potential of the Molecular Vision technology, this clearly aims at creating a substantial stream of revenues for our company over the next 20 years.

Further to the above and as part of the transaction, Acrongenomics will be entitled to appoint a director to the board of Molecular Vision. We are pleased to announce that we have designated Dr. Emmanuel (Manos) Topoglidis as our representative on the Molecular Vision board. Dr. Topoglidis, a graduate of Imperial College London, is our Chief Technology Officer, a member of our Board of Directors and a member of our Scientific Advisory Board.

“It is a great pleasure for me personally to formally announce the final completion of a major deal and the opening of a new era in our company history”, said Dr. Evan Manolis, Chairman of the Board of Directors of Acrongenomics. “All of us involved in the new team have worked hard and made heavy efforts over the last months. Our company has indeed turned the page and opened a new chapter in its history, and the completion of this deal demonstrates both our strong capabilities and our great potential. A big “thank you” to all in our team”.

About Acrongenomics Inc.

Acrongenomics Inc. is a publicly traded company that focuses on investing in and commercializing novel technology platforms concerning the Life Sciences sector. Acrongenomics brings novel and realistic concepts to market by transforming scientific innovations into tangible, consumer-orientated applications. The company has its headquarters in London, England.

About Molecular Vision:

Molecular Vision is an Imperial College spin-out company that develops low-cost diagnostic devices for use in the doctor's surgery and in the home. Its proprietary devices combine microfluidic chips with organic-semiconductor light-sources and photodetectors to provide lab-quality diagnostic tests in a miniaturised, easy-to-use, disposable format.

Important Information About Forward-Looking Statements

All statements in this news release that are other than statements of historical facts are forward-looking statements. Forward-looking statements in this document include that we will have royalties from Molecular Vision products; and that Molecular Vision’s technology allows near patient quantitative diagnosis. A number of factors may affect and cause those results to differ materially from those indicated. Such factors include our limited operating history; Molecular Vision’s need for significant capital to finance internal growth as well as strategic acquisitions; its ability to attract and retain key employees and strategic partners; its and our ability to achieve and maintain profitability; competition from other providers of similar products and services; the possible unacceptability of Molecular Vision’s products by health care authorities and/or practitioners; and other unanticipated future events and conditions. For further information concerning risks and uncertainties that may affect our future results, please review the disclosures contained in our latest filings with the SEC, including our most recent annual report on Form 10-KSB, and subsequent quarterly reports on Form 10-QSB. Other than as required by federal securities laws, we undertake no obligation to publicly update or revise any of our forward-looking statements, whether as a result of changed circumstances, new information, future events, or for any other reason occurring after the date of this news release.

Contact:

Acrongenomics Inc.
Platon Tzouvalis, President
platon@acrongen.com